Exhibit 16.1

A member firm of Ernst & Young Global Limited Ernst & Young LLP 155 North Wacker Dr. Chicago, IL 60606 Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com Securities and Exchange Commission Washington, DC 20549 July 9, 2014 Ladies and Gentlemen: On July 5, 2014 we were dismissed as the independent registered public accounting firm for Ventas, Inc. (the “Company”). We had previously issued reports dated February 17, 2014 on the consolidated financial statements of the Company as of December 31, 2013 and 2012, and for each of the years in the threeyear period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012. On July 3, 2014, we communicated to the Company’s Audit Committee that we had concluded that we were not independent of the Company at the time of the issuance of our reports on the Company’s 2012 and 2013 consolidated financial statements or at the time of the completion of our interim review procedures over the Company’s quarterly results for the three months ended March 31, 2014 solely due to an inappropriate personal relationship between an individual in a financial reporting oversight role at the Company and one of our partners, who, until June 30, 2014, was the lead partner on the audit of the Company’s 2014 consolidated financial statements and was previously an audit engagement partner (other than the lead partner) on the audits of the Company’s 2013 and 2012 consolidated financial statements. We communicated that, as a result of our lack of independence, we were obligated under applicable law and professional standards to withdraw our audit reports on the consolidated financial statements of Ventas, Inc. for the years ended December 31, 2013 and 2012 and our reports on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 and 2012 and that there should be no further reliance by the Company on the results of our interim review procedures over the Company’s quarterly financial statements for the three months ended March 31, 2014. We advised the Audit Committee that we were withdrawing our reports solely due to the impairment of our independence and not for any reason related to the Company’s consolidated financial statements for the years ended December 31, 2013 and 2012 or its accounting practices. We have read the Company’s statements included under Item 4.01 and Item 4.02(b) of its Form 8-K dated July 9, 2014, and we agree with such statements.